SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Radiant Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

The following letter was mailed to shareholders of Radiant Systems, Inc. on January 20, 2004:

January 14, 2004

Dear Shareholder:

We have previously sent to you proxy material for the Special Meeting of Radiant Systems, Inc. to be held on January 30, 2004. At the meeting, shareholders will consider and act upon a proposal to approve the Share Exchange Agreement, by and between Radiant and Erez Goren, and the transactions contemplated thereby, which are referred to in the proxy statement as the split-off transaction or the transaction.

A special committee of the board of directors, comprised of three independent directors, reviewed and evaluated the transaction agreements and the transaction and unanimously approved them. Accordingly, the board of directors recommends that you vote FOR approval of the transaction.

Your vote is very important, no matter how many or how few shares you may own. If you have not yet voted, please vote TODAY by telephone, by Internet, or by signing and returning the enclosed voting form in the postage-paid envelope provided.

Thank you for your support.

Sincerely,

/s/ John H. Heyman

John H. Heyman

Co-Chief Executive Officer

IMPORTANT NOTE:

Remember, you may vote by telephone or Internet —

Simply follow the easy instructions on the enclosed voting form.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor:

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